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      [Correro Fishman Haygood Phelps Walmsley & Castiex, LLP Letterhead]

                                                                    EXHIBIT 5.13



                               September 23, 2003


Harvey Press, Inc.
c/o Moore Wallace Incorporated
1200 Lakeside Drive
Bannockburn, Illinois  60015-1243


Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act") of $403 million aggregate principal amount of 77/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance Inc. (the "Company") to be issued in exchange for the Company's outstanding 77/8% Senior Notes due 2011 and related guarantees pursuant to (i) the Indenture, dated as of March 14, 2003 (the "Indenture"), by and between the Company and Bank One, N.A., as trustee (the "Trustee"), (ii) the Supplemental Indenture, dated as of May 15, 2003, by and among the New Guarantors (as defined therein), the Company and the Trustee, (iii) the Second Supplemental Indenture, dated as of September 18, 2003, by and among the Company, the Guarantors (as defined therein), and the Trustee, and (iv) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among the company, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore"), we, as your special Louisiana counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, it is our opinion that the guarantee of the Exchange Notes (the "Guaranty") by Harvey Press, Inc., a Louisiana corporation (the "Subsidiary Guarantor"), has been duly authorized by the Subsidiary Guarantor; and when the Commission declares the Registration Statement effective, the Guaranty has been duly executed and delivered and the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guaranty will (assuming Louisiana law were to apply notwithstanding the selection of New York law in the Guaranty) constitute valid and legally binding obligations of the Subsidiary Guarantor enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         In connection with the foregoing, we have assumed (i) that at the time of the issuance and delivery of the Exchange Notes and the Guaranty there will not have occurred any change in law



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Correro Fishman Haygood
   Phelps Walmsley & Casteix, L.L.P.
September 23, 2003
Page 2



affecting the validity, legally binding character or enforceability of the Exchange Notes and the Guaranty and (ii) that the issuance and delivery of the Exchange Notes and the Guaranty, all of the terms of the Exchange Notes and the Guaranty, and the performance by the Company and the Subsidiary Guarantor of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Subsidiary Guarantor and will not result in a default under or a breach of any agreement or instrument then binding upon the Company and the Subsidiary Guarantor.

         In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and the Subsidiary Guarantor and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been duly authorized, executed and delivered by, and is enforceable against the Trustee and the Company, (ii) that the Exchange Notes have been duly authorized, executed and delivered by, and are enforceable against, the Company, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

         As a general proposition, a Louisiana court in applying the law of Louisiana will honor a choice-of-law contractual stipulation as written unless the court finds that the state of the law chosen has no substantial relationship to the parties or the transaction or that there is no other reasonable basis for the party's choice, or the court determines that there is a statutory or jurisprudential law to the contrary or strong public policy considerations justifying the refusal to honor the contractual stipulation. Whether a matter contravenes public policy, whether a forum has a reasonable relationship to the parties or the transaction, and whether there is another reasonable basis for selecting a forum's law are necessarily decided on a case-by-case basis, and therefore, we are unable to render an unqualified opinion on the effectiveness, in all circumstances, under the law of Louisiana of the choice-of-law stipulation in the Guaranty. In our opinion, however, the Guaranty does not contain a provision that has been held in a reported decision by a Louisiana court to so contravene public policy as to justify a refusal to honor the choice of another state's substantive law in a contract. We are further of the opinion that a Louisiana court will find that New York has a substantial relationship to the parties and to the transaction.

         We advise you that under Louisiana law, a guaranty is extinguished upon extinction of the principal obligation for which it is given. Furthermore, under certain provisions of Louisiana law, a remission of debt, transaction or compromise with one joint and several obligor may have the effect of releasing the other joint and several obligors for all or a portion of the amount involved. We express no opinion whatsoever with respect to any provisions of the Guaranty that are in conflict with or that purport to vary these provisions of law.

         The foregoing opinion is limited to the laws of the State of Louisiana, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.




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Correro Fishman Haygood
   Phelps Walmsley & Casteix, L.L.P.
September 23, 2003
Page 3



         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. Sullivan & Cromwell, as counsel to the Company, may rely on this opinion as if it were addressed to them.



                                           Very truly yours,

                                           Correro Fishman Haygood
                                            Phelps Walmsley & Casteix, L.L.P.